EXHIBIT 99.1

DENBURY RESOURCES INC.

P R E S S R E L E A S E

Denbury Replaces Over 300% of Its Production in 2005

Increases Proved CO2 Reserves by 74%

News Release

Released at 4:00 PM CDT

DALLAS – January 26, 2006 - Denbury Resources Inc. (NYSE symbol: DNR) today announced that its total proved oil and natural gas reserves as of December 31, 2005 were 152.6 million barrels of oil equivalent (MMBOE), consisting of 106.2 million barrels (MMBbls) of crude oil, condensate and natural gas liquids and 278.4 billion cubic feet (Bcf) of natural gas. The December 31, 2005 reserve totals do not include any reserves attributable to the previously announced property acquisition scheduled to close late this month. This total represents an 18% increase over Denbury’s estimated proved reserve quantities at December 31, 2004. The Company also announced that its proved carbon dioxide (“CO2”) reserves were 4.6 Tcf at year-end 2005, a 74% increase over its proved CO2 reserve quantities at December 31, 2004. DeGolyer and MacNaughton, an independent reservoir engineering firm, prepared Denbury’s year-end reserve report, including its proved CO2 reserve quantities, for the sixth consecutive year.

Proved Reserve and Finding Cost Analysis

Denbury added 34.1 MMBOE of proved reserves during 2005 (before production) replacing over 300% of its 2005 estimated production, almost 85% of which was from internal organic growth. One of the more significant reserve additions, 9.1 MMBbls, is related to the Company’s tertiary oil recovery project at Eucutta Field in East Mississippi. The reserves were based on a successful tertiary pilot project completed at Eucutta Field years ago and the Company anticipates commencing CO2 injections at Eucutta upon completion of its nearly-completed CO2 pipeline. The Company also added approximately 95 Bcf of reserves (before production) in the Barnett Shale near Fort Worth, Texas and approximately 25 Bcfe of reserves from natural gas discoveries in Louisiana. Current preliminary estimates of capital spending which took place during 2005 include approximately $290 million for development and exploration activities, approximately $71 million expended for acquisitions, and approximately $44 million for the nearly-completed CO2 pipeline to East Mississippi. The Company also spent an estimated $29 million on its CO2 producing wells and facilities. The Company anticipates that its average daily production rate for the fourth quarter of 2005 will be between 31,000 BOE/d and 32,000 BOE/d, resulting in an average annual production rate for 2005 of between 29,500 BOE/d and 30,000 BOE/d.

Based on these preliminary 2005 expenditure estimates, excluding the CO2 source related expenditures and without taking into account the change in future development cost and retirement obligations, Denbury’s finding and development costs for 2005 were an estimated $10.59 per BOE. Approximately 56% of Denbury’s year-end 2005 proved reserves are categorized as proved developed and approximately 70% are oil reserves. The December 31,

2005 reserve totals do not include any reserves attributable to the previously announced property acquisition scheduled to close in late January 2006, which is expected to add approximately 14.4 MMBOE of proved reserves and an initial estimate of 85 MMBOE to 95 MMBOE of potential reserves from tertiary operations.

During 2005, the Company increased its proved CO2 reserves from 2.7 Tcf at December 31, 2004 to 4.6 Tcf at December 31, 2005, a 74% increase (both volumes on a working interest basis). Approximately 1.0 Tcf was attributable to the discovery well at DRI Ice Field completed late in 2005 with the majority of the remaining reserve increase attributable to behind pipe reserves in the Company’s existing wells in the Smackover formation. While these Smackover reserves are sour reserves due to their hydrogen sulfide content, the Company believes that they can still be used for tertiary operations at an estimated incremental cost of between $0.15 and $0.25 per Mcf.

In accordance with SEC requirements, Denbury’s proved reserves at December 31, 2005 were computed using unescalated year-end 2005 commodity prices of $61.04 per Bbl of oil (based on NYMEX prices) and a Henry Hub cash price of $10.08 per MMBtu of natural gas, with necessary adjustments applied to each field to arrive at the net price received by the Company as of December 31, 2005. The average price net to Denbury, based on the reserve report, is approximately $53.23 per Bbl of oil and liquids and $9.15 per Mcf of natural gas. Using these prices, the estimated discounted net present value of Denbury’s proved reserves, before projected income taxes, at December 31, 2005, using a 10% discount rate (“PV-10 Value”) was $3.22 billion, approximately 96% higher than the Company’s PV-10 Value of $1.64 billion a year earlier. PV-10 Value is different than the standardized measure of discounted estimated future net cash flows, which is an after-tax calculation. These PV-10 Values do not include the properties associated with our acquisition scheduled to close in late January. Last year proved reserves at December 31, 2004 were computed using unescalated NYMEX commodity prices of $43.45 per Bbl of oil and $6.15 per MMBtu of natural gas. The PV-10 Value at December 31, 2005 would change by approximately $58 million for each dollar change in the oil price per Bbl and approximately $15 million for each $0.10 change in the natural gas price per Mcf, if the oil and natural gas prices were to change by relatively minor amounts. If oil and/or natural prices change significantly, it is likely that the NYMEX differentials and cost assumptions used in estimating the proved reserves would also need to be adjusted.

Following is a preliminary reconciliation of the Company’s proved reserve quantities between December 31, 2004 and December 31, 2005:

MMBOE
Balance at 12/31/2004	129.4
Acquisitions	5.4
Extensions, discoveries, enhanced recoveries and other revisions	28.7
Estimated 2005 production	(10.9)

Balance at 12/31/2005	152.6

Pending Acquisition of Pipeline

The Company has entered into an agreement with Southern Natural Gas Company (“Sonat”) to purchase a 102 mile pipeline that runs from the Louisiana / Mississippi border, near the Company’s Lake St. John and Cranfield Fields, to Central Mississippi, crossing the Company’s existing 180 mile North / South CO2 pipeline near Brookhaven Field. This pipeline is currently being used for natural gas but the Company anticipates converting it to a CO2 pipeline to transport CO2 to Cranfield and Lake St. John Fields as part of a future phase of tertiary operations. The purchase price and associated anticipated remediation work is estimated at approximately $5.2 million. Closing of the acquisition is subject to regulatory approval which is expected to take three to six months. Prior to converting the pipeline to CO2 service, a smaller 17 mile natural gas pipeline will need to be constructed to replace natural gas service to the local communities currently being serviced by the pipeline.

New Discovery Well

The Company has drilled and logged its Westervest #2 well in the Gumbo prospect, Terrebonne Parish, Louisiana. The well was drilled to a total depth of 19,346 feet and is expected to be on production within the next 60 days. Preliminary internal estimates of the well would indicate proved reserves of approximately 2 MMBOE, net to the Company’s net revenue interest of approximately 29%. The Company believes that this prospect could have substantially more reserves than can currently be considered proven, perhaps up to eight times as much. These additional potential reserves will not be quantified until either further drilling is completed or the results of production better quantify the reserves. Howard Energy Co., Inc., Petroquest Energy and Reef Exploration, Inc. are joint venture partners in this well.

Management Comments

Gareth Roberts, Chief Executive Officer, said: “Our proved reserves are right on track with anticipated levels. We added approximately 9.1 MMBbls of reserves at Eucutta Field in 2005, one of three fields in which we plan to commence tertiary operations in the next few weeks, following completion of our CO2 pipeline to East Mississippi. Our Barnett Shale development is also progressing well, with an additional 95 Bcf of proved reserves added during 2005. With the acquisition of Tinsley and Citronelle Fields, which should close near the end of January, the incremental CO2 reserves that we have proved-up at Jackson Dome, and the pending acquisition of the Sonat pipeline, we have further defined our future tertiary operations. These current and future tertiary phases, and their updated, currently estimated future net cashflows discounted at 10% (which includes both proven and probable reserves, including the pending acquisition), are outlined in our most recent analyst presentation which will be available by Saturday, January 28th on our website. Inclusion of both the proved and probable reserves indicate a potential net asset value for us of approximately $5.7 billion, using year-end commodity prices of $61.04 per Bbl and $10.08 per MMBtu, or approximately $46.00 per diluted common share. All of the reserves in this net asset value analysis were discounted at the same 10% discount rate without any other adjustments for risk, even though the analysis contains roughly equal amounts of proven and probable reserves.”

“Our preliminary overall finding and development costs of $10.59 per BOE estimated above are higher than in prior years primarily due to rising costs. If you include the increases in future development costs, the all-in incremental cost of reserve additions for us averaged just under $9.00 per BOE for the last three years. This is an excellent result, in our opinion, and provides justification for our strategy of adding reserves through CO2 tertiary projects. These operations are continuing to add value for our shareholders and are being supplemented by our development in the Barnett Shale area and recent Louisiana exploratory success. With strong oil prices and our inventory of low-risk tertiary projects, our future continues to look very positive.”

Upcoming Presentation

Gareth Roberts, President and CEO, will be presenting at the Credit Suisse Energy Conference on Tuesday, January 31. The slide presentation that will be used at this conference will be available on Denbury’s website, www.denbury.com by January 28, and will include certain updated operational and financial data, including an updated net asset value computation using year-end proved and probable reserves. The presentation by Mr. Roberts will also be webcast, available from www.denbury.com and archived on Denbury’s web site for approximately 30 days thereafter.

2005 Earnings Release

The Company will announce its 4th quarter and 2005 year-end results on Thursday, February 23, 2006. You are invited to listen to Denbury’s conference call broadcast live over the Internet on Thursday, February 23, 2006 at 10:00 a.m. CDT. Gareth Roberts, President and Chief Executive Officer, Phil Rykhoek, Sr. Vice President and Chief Financial Officer, Mark Worthey, Senior Vice President - Operations and Tracy Evans, Senior Vice President of Reservoir Engineering, will lead the call. The call may be accessed at Denbury’s website at www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on Denbury’s website for approximately 30 days. The audio portion of the call will also be available for playback by phone for one month after the call by dialing (888) 203-1112 or (719) 457-0820.

About the Company

Denbury Resources Inc. (www.denbury.com) is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana, Alabama, and Texas Barnett Shale areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected proved, probable or potential reserve quantities and values relating to the Company’s oil, natural gas, and carbon dioxide reserves, estimated capital expenditures and production for 2005 and future years, completion of projects which are underway and closing of pending acquisitions, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

Cautionary Note to U.S. Investors – The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible or potential reserves, and discuss those reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC.

For further information contact:

Gareth Roberts, President and CEO, 972-673-2000

Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000

www.denbury.com